Exhibit 5.2

Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018

May 4, 2022

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re:    Securities Registered under Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as counsel to you in connection with your filing of a Registration Statement on Form F-1 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), with respect to the public offering and sale by Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), of 85,225,000 units (the “Units”) of the Company, each Unit consisting of (i) one share of common stock, par value $0.01 per share (the “Common Stock”) of the Company, or one pre-funded warrant to purchase one share of Common Stock at an exercise price equal to $0.01 per share (collectively, the “Unit Pre-Funded Warrants”), and (ii) one Class C warrant to purchase one share of Common Stock (collectively, the “Unit Class C Warrants”), and up to 12,783,750 additional share of Common Stock and/or pre-funded warrants (together with the Unit Pre-Funded Warrants, the “Pre-Funded Warrants”) and/or up to 12,783,750 additional Class C Warrants (the “Additional Class C Warrants”) which may be sold pursuant to an option granted to the underwriters by the Company to purchase additional securities, as well as the Company’s issuance of 2,450,218 Underwriter’s Warrants, each to purchase one Common Share (the “Underwriter’s Warrants” and together with the Unit Class C Warrants, the Additional Class C Warrants, and the Pre-Funded Warrants, the “Warrants”). The Units and Warrants (together, the “Securities”) are being sold to the several underwriters named in, and pursuant to, an underwriting agreement among the Company and such underwriters (the “Underwriting Agreement”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions set forth below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the laws of the State of New York.

For purposes of the opinions set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that the Warrants and the warrant agreements will be governed by the internal law of New York and (ii) after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock together with the total number of shares of such stock issuable upon the exercise,

Imperial Petroleum Inc.

May 4, 2022

exchange, conversion or settlement, as the case may be, of any exercisable, exchangeable or convertible security (including without limitation any Warrant), then outstanding, will not exceed the total number of authorized shares of Common Stock available for issuance under the Company’s organizational documents as then in effect (the “Charter”).

For purposes of the opinions set forth below, we refer to the following as the “Future Authorization and Issuance”: (a) the authorization by the Company of the amount, terms and issuance of the Warrants and Units in accordance with the Charter and all applicable laws other than the internal law of New York (the “Authorization”) and execution of any agreement under which such securities are to be issued; (b) the establishment of the terms of such securities and the issuance of such securities in conformity with those terms, the terms of any applicable agreement and all applicable laws other than the internal law of New York and the execution, authentication and issuance of the Securities in accordance with the Authorization; and (c) the receipt by the Company of the consideration to be paid therefor in accordance with the Authorization and the Underwriting Agreement.

Based on the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Securities have been duly authorized and, upon issuance and delivery against payment therefor in accordance with the terms of the Underwriting Agreement, the Securities will constitute valid and legally binding obligations of the Company in accordance with their terms.

We hereby consent to the inclusion of this opinion as Exhibit 5.2 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ GOODWIN PROCTER LLP

GOODWIN PROCTER LLP